1. UNITED STATES OMB APPROVAL
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934


                              RANCHER ENERGY CORP.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    75188R106
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2007
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                        [X]  Rule 13d-1(b)
                        [ ]  Rule 13d-1(c)
                        [ ]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------                                           -----------------
CUSIP No.  75188R106                  13G                      Page 2 of 8 Pages
--------------------                                           -----------------

------------- ------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              THE BESSEMER GROUP, INCORPORATED*
              13-3093730
------------- ------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)  [ ]
                                                               (b)  [X]
------------- ------------------------------------------------------------------
     3        SEC USE ONLY

------------- ------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              Delaware
---------------------------------- ---------- ----------------------------------
                                       5      SOLE VOTING POWER

            NUMBER OF                         -0-
                                   ---------- ----------------------------------
             SHARES                    6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                          11,329,358 shs.
                                   ---------- ----------------------------------
              EACH                     7      SOLE DISPOSITIVE POWER
            REPORTING
             PERSON                           -0-
                                   ---------- ----------------------------------
              WITH                     8      SHARED DISPOSITIVE POWER

                                              11,329,358 shs.
---------------------------------- ---------- ----------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              11,329,358 shs.
------------- ------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES*
                                                                    [ ]

------------- ------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              9.9%
------------- ------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              HC
------------- ------------------------------------------------------------------
*The shares reported on this page are the aggregate of the shares reported on pages 3 and 4, as The Bessemer Group, Incorporated is the parent of the other reporting persons.

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------                                           -----------------
CUSIP No.  75188R106                  13G                      Page 3 of 8 Pages
--------------------                                           -----------------

------------- ------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              BESSEMER TRUST COMPANY, N.A.*
              13-2792165
------------- ------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)  [ ]
                                                               (b)  [X]
------------- ------------------------------------------------------------------
     3        SEC USE ONLY

------------- ------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              U.S.A.
---------------------------------- ---------- ----------------------------------
                                       5      SOLE VOTING POWER

            NUMBER OF                         -0-
                                   ---------- ----------------------------------
             SHARES                    6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                          11,329,358 shs.
                                   ---------- ----------------------------------
              EACH                     7      SOLE DISPOSITIVE POWER
            REPORTING
             PERSON                           -0- shs.
                                   ---------- ----------------------------------
              WITH                     8      SHARED DISPOSITIVE POWER

                                              11,329,358 shs.
---------------------------------- ---------- ----------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              11,329,358 shs.
------------- ------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES*
                                                                    [ ]
------------- ------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              9.9%
------------- ------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              BK
------------- ------------------------------------------------------------------
*The shares reported on this page include the shares reported on page 4, as Bessemer Trust Company, N.A. is the parent of the other reporting person.

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------                                           -----------------
CUSIP No.  75188R106                  13G                      Page 4 of 8 Pages
--------------------                                           -----------------

------------- ------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              BESSEMER INVESTMENT MANAGEMENT LLC*
              52-2303291
------------- ------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)  [ ]
                                                               (b)  [X]
------------- ------------------------------------------------------------------
     3        SEC USE ONLY

------------- ------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              Delaware
---------------------------------- ---------- ----------------------------------
                                       5      SOLE VOTING POWER

            NUMBER OF                         11,329,358 shs.
                                   ---------- ----------------------------------
             SHARES                    6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                          -0- shs.
                                   ---------- ----------------------------------
              EACH                     7      SOLE DISPOSITIVE POWER
            REPORTING
             PERSON                           11,329,358 shs.
                                   ---------- ----------------------------------
              WITH                     8      SHARED DISPOSITIVE POWER

                                              -0- shs.
---------------------------------- ---------- ----------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              11,329,358 shs.
------------- ------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES*
                                                                    [ ]
------------- ------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              9.9%
------------- ------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              IA
------------- ------------------------------------------------------------------
*The shares reported on this page are the same shares reported on page 5, as Bessemer Investment Management LLC is the investment adviser of the other reporting person.

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------                                           -----------------
CUSIP No.  75188R106                  13G                      Page 5 of 8 Pages
--------------------                                           -----------------

------------- ------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              OLD WESTBURY REAL RETURN FUND
              20-2413510
------------- ------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)  [ ]
                                                               (b)  [X]
------------- ------------------------------------------------------------------
     3        SEC USE ONLY

------------- ------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              Maryland
---------------------------------- ---------- ----------------------------------
                                       5      SOLE VOTING POWER

            NUMBER OF                         11,329,358* shs.
                                   ---------- ----------------------------------
             SHARES                    6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                          -0- shs.
                                   ---------- ----------------------------------
              EACH                     7      SOLE DISPOSITIVE POWER
            REPORTING
             PERSON                           11,329,358* shs.
                                   ---------- ----------------------------------
              WITH                     8      SHARED DISPOSITIVE POWER

                                              -0- shs.
---------------------------------- ---------- ----------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              11,329,358* shs.
------------- ------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES*
                                                                    [ ]
------------- ------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              9.9%
------------- ------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              IV
------------- ------------------------------------------------------------------
*Includes currently exercisable warrants to purchase 1,437,128 shares of common stock

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1.

(a) Name of Issuer:

         Rancher Energy Corp.

(b) Address of Issuer's Principal Executive Offices:

         999 18th Street
         Suite 3400
         Denver, Colorado 80202


Item 2.

    (a), (b) and (c) Name of Persons Filing, Address of Principal Business Office and Citizenship:

         The Bessemer Group, Incorporated ("BGI") as a parent holding company, Bessemer Trust Company, N.A. ("BTNA") as a parent, Bessemer Investment Management LLC ("BIM") and Old Westbury Real Return Fund ("OWRRF"). BTNA is wholly-owned by BGI. BIM is a wholly owned subsidiary of BTNA and is the investment advisor to OWRRF. BTNA may be deemed to control BIM and BIM may be deemed to control OWRRF.

         BTNA is a trust company that manages accounts for the benefit of others. BIM is a registered investment advisor that furnishes investment advisory services to OWRRF. The holder of the securities referred to in this statement is OWRRF.

         BGI has its principal business office at 100 Woodbridge Center Drive, Woodbridge, New Jersey 07095-0980. BTNA and BIM each has its principal office at 630 Fifth Avenue, New York, New York 10111. OWRRF has its principal business office at 760 Moore Road, King of Prussia, Pennsylvania 19406.

         BGI is a corporation organized under the laws of Delaware. BTNA is a national bank organized under the laws of the United States of America. BIM is a corporation organized under the laws of Delaware. OWRRF is a series of Old Westbury Funds, Inc., a Maryland corporation and an open-end, management investment company registered under the Investment Company Act of 1940.

(d) Title of Class of Securities:

         Common Stock

(e) CUSIP Number:

         75188R106


Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

         (a), (c), (f), (h), (i) and (j) not applicable.

         (b) [X] Bank as defined in section 3(a)(6) of the Securities Exchange Act of 1934, as to BTNA.




                                   Page 6 of8

         (d) [X] Investment company registered under Section 8 of the Investment Company Act of 1940, as to OWRRF.

         (e) [X] Investment adviser in accordance with Rule13d-1(b)(1)(ii)(E), as to BIM.

         (g) [X] Parent holding company or control person, in accordance with Rule 13d-1(b)(1)(ii)(G), as to BGI.


Item 4.  Ownership

         Items 5 through 9 and Item 11 of Pages 2 through 5 of this Statement are incorporated herein by reference.


Item 5.  Ownership of Five Percent or Less of a Class

         Not applicable.


Item 6.  Ownership of More than Five Percent on Behalf of Another Person

         Not applicable.


Item 7. Identification and Classification of the Subsidiary Which
        Acquired the Security Being Reported on By the Parent Holding Company

         Items 1 and 12 of pages 3 through 5 of this Statement are incorporated herein by reference.


Item 8.  Identification and Classification of Members of the Group

         Not applicable.


Item 9.  Notice of Dissolution of Group

         Not applicable.


Item 10.  Certification

         By signing below, the undersigned certify that, to the best of the knowledge and belief of the undersigned, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Item 11.  Signatures

         After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Dated:  April 4, 2008


                                  THE BESSEMER GROUP, INCORPORATED


                                  By:  /s/ Steven L. Williamson
                                     -------------------------------------------
                                     Name:      Steven L. Williamson
                                     Title:     Managing Director


                                  BESSEMER TRUST COMPANY, N.A.


                                  By:  /s/ Steven L. Williamson
                                     -------------------------------------------
                                     Name:      Steven L. Williamson
                                     Title:     Managing Director


                                  BESSEMER INVESTMENT MANAGEMENT LLC


                                  By:  /s/ Steven L. Williamson
                                     -------------------------------------------
                                     Name:      Steven L. Williamson
                                     Title:     Managing Director


                                  OLD WESTBURY REAL RETURN FUND
                                  By:  BESSEMER INVESTMENT MANAGEMENT LLC


                                  By:  /s/ Steven L. Williamson
                                     -------------------------------------------
                                     Name:      Steven L. Williamson
                                     Title:     Managing Director




                                  Page 8 of 8